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Exhibit 99.1

[LOGO OF QUIDEL CORPORATION]

Contacts:

Lippert/Heilshorn & Associates	Quidel Corporation
Martin Halsall (mhalsall@lhai.com)	Paul E. Landers
Bruce Voss (bvoss@lhai.com)	Vice President & CFO
(310) 691-7100	(858) 552-7962

QUIDEL CORPORATION AMENDS SHAREHOLDER RIGHTS AGREEMENT
TO PERMIT KOPP INVESTMENT ADVISORS
TO INCREASE OWNERSHIP POSITION TO 20%

        SAN DIEGO, Calif. (May 13, 2002)—Quidel Corporation (NASDAQ: QDEL), a leading provider of rapid point-of-care (POC) diagnostic tests, today announced that, upon request of its largest shareholder, Kopp Investment Advisors, Inc., Quidel has amended its Shareholder Rights Agreement to permit Kopp, its affiliates, and its clients ("Kopp"), to acquire additional Quidel common stock in the open market in order to increase Kopp's beneficial ownership position up to 20%. Kopp currently beneficially holds approximately 14.9% of Quidel's common stock, and otherwise would have been limited to 15% under the Rights Agreement.

        S. Wayne Kay, Quidel's President and Chief Executive Officer said, "Quidel is pleased that Kopp Investment Advisors wants to acquire a larger beneficial ownership position in the company. Kopp understands our growth strategy, and has been very supportive of our plans. We believe that Kopp is an ideal long term shareholder for Quidel."

        Quidel Corporation, a worldwide company helping women and their families live healthy lives, discovers, develops, manufactures and markets rapid point-of-care diagnostic tests for detection of medical conditions and illnesses. These products provide accurate, rapid and cost-effective diagnostic information for acute and chronic conditions associated with women's health in areas such as reproduction and diseases of the elderly. Quidel also provides point-of-care diagnostics for infectious diseases, including influenza A and B, Strep throat, H. pylori infection, chlamydia, infectious mononucleosis and bacterial vaginosis. Quidel's products are sold to healthcare professionals for use in physician offices, clinical laboratories and pharmacies, and to consumers through organizations that provide private label, store brand products. These tests provide diagnostic information that enables rapid treatment and improves health outcomes, lowers costs and increases patient satisfaction. For more information, please visit Quidel's Web site at http://www.quidel.com.

        Kopp Investment Advisors, Inc. is an independent money management firm based in Minneapolis, Minnesota.

        This press release contains forward-looking statements regarding Quidel's future activities within the meaning of the federal securities laws. These forward-looking statements involve material risks and uncertainties. Many possible factors could affect the future results and performance of Quidel's business, such that actual results and performance may differ materially. If Quidel's products fail to perform as expected, or if there is lower consumer demand for these products than expected, Quidel's financial condition and operating results may be materially and adversely affected. Quidel's financial condition and operating results may also be materially and adversely affected by a number of other factors, including, without limitation, seasonality, adverse changes (both domestically and internationally) in competitive and economic conditions, actions by the Company's distributors, manufacturing and production delays or difficulties and adverse actions or delays in product reviews by the FDA. Please see the discussion of these and other factors in Quidel's annual report on Form 10-K and subsequent quarterly reports on Form 10-Q.

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QUIDEL CORPORATION AMENDS SHAREHOLDER RIGHTS AGREEMENT TO PERMIT KOPP INVESTMENT ADVISORS TO INCREASE OWNERSHIP POSITION TO 20%